Exhibit 10.11

CLINICAL TRIAL AGREEMENT

“A Randomized, Double-Blind, 24-Week, Dose-Ranging Study to Evaluate the Efficacy and Safety of Oral VB-201 in Patients with Moderate to Severe Plaque Psoriasis” (the “Study”)

Protocol No. VB-201-079

EudraCT No. 2012-002763-10

BETWEEN

Vascular Biogenics Ltd.

6, Jonathan Netanyahu St.

Or-Yehuda

Israel

duly represented by its Chief Executive Officer

(hereinafter called “SPONSOR”)

AND

SCIderm GmbH

Drehbahn 1-3

D-20354 Hamburg

duly represented by its Managing Directors

(hereinafter called “SCIDERM” or “INSTITUTION”)

Preamble

SCIDERM is a contract research organization (CRO) principally engaged in the design, set-up and management of human clinical trials and other related services on behalf of a Sponsor of the clinical study.

The SPONSOR has selected the services of SCIDERM to perform clinical tests and to provide assistance in respect of a clinical trial and has delegated and authorized SCIDERM to act on its behalf relative to the implementation, set-up and management of the trial. The clinical trial hereof will be performed at different sites in different countries. It is estimated that the whole clinical trial will include approximately 180 patients and that there are two (2) different European Countries involved.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 1 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

THE PARTIES HAVE AGREED AS FOLLOWS:

Art. 1

Definitions

As used in this agreement, the following terms shall have the meanings set out below:

Adverse Event

This means any untoward medical occurrence in a patient or clinical trial subject administered with a medicinal product and which does not necessarily have a causal relationship with the Project.

Case Report Form (CRF)

A printed, optical or electronic document designed to record all of the protocol required information to be reported to the sponsor on each trial subject. An electronical version of this is called “eCRF”.

Coordinating Investigator

An investigator assigned the responsibility for the coordination of investigators at different centers participating in a multicentre trial in a defined country.

Effective Date

The Effective Date is the date on which this agreement comes into effect. The Effective Date is the date of the last signature hereunder.

Eligible Participant (or Study Participant)

Any potential participant who upon entrance into the treatment phases of the trial meets all of the inclusion criteria and none of the exclusion criteria set forth in the Protocol and has signed a valid IRB/EC (as hereinafter defined) approved Informed Consent Form (as hereinafter defined).

Informed Consent

A process by which a Study Participant voluntarily confirms his or her willingness to participate in a particular trial, after having been informed of all aspects of the trial that are relevant to the subject’s decision to participate. Informed consent is documented by means of a written, signed and dated. This document is called “Informed Consent Form” (ICF).

IRB/EC (Institutional Review Board/ Ethics Committee)

An independent body constituted of medical, scientific, and non-scientific members, whose responsibility is to ensure the protection of the rights, safety and well-being of human subjects involved in a trial by, among other things, reviewing, approving, and providing continuing review of trial protocol and amendments and of the methods and material to be used in obtaining and documenting informed consent of the trial subjects.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 2 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

Investigator

A person with medical expertise in clinical trials who is responsible for the conduct of the trial at a site. If a trial is conducted by a team of individuals at a trial site, the investigator is the responsible leader of the team and may be called the “Principal Investigator”.

Monitoring

The act of overseeing the progress of a clinical trial, and of ensuring that it is conducted, recorded, and reported in accordance with the protocol, Standard Operating Procedures (SOP’s), Good Clinical Practice (GCP), and the applicable regulatory requirement(s).

Protocol

Generally it is a document that describes the objective(s), design, methodology, statistical considerations, and organization of a trial. The protocol usually also gives the background and rationale for the trial, but these could be provided in other protocol referred documents. Throughout the ICH GCP Guideline the term protocol refers to protocol and protocol amendments.

Here it details of the Study entitled “A Randomized, Double-Blind, 24-Week, Dose-Ranging Study to Evaluate the Efficacy and Safety of Oral VB-201 in Patients with Moderate to Severe Plaque Psoriasis”, together with any amendments (as agreed by the Parties) made thereto is incorporated herein by reference as part of this Agreement.

The details of the trial are contained in Protocol dated 17.06.2012.

Regulations

Any relevant legislation, codes or guidelines directly or indirectly related to the conduct of the Trial including but not limited to (as applicable) the Clinical Trials Directive 2001/20/EC and its transforming legislation in the relevant countries of the European Union, the ICH GCP Guideline (“ICH-GCP”), and/or any other relevant applicable legislation, codes or guidelines issued by any Regulatory Authority. For the avoidance of doubt such legislation, codes or guidance shall include those related to the protection and privacy of the personal data of individuals.

Regulatory Authorities

Bodies having the power to regulate. In the ICH GCP guideline the expression Regulatory Authorities includes the authorities that review submitted clinical data and those that conduct inspections. Theses bodies are sometimes referred to as competent authorities.

Serious Adverse Event (SAE)

Any untoward medical occurrence that at any dose: results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability / incapacity is a congenital anomaly / birth defect and/or constitutes an important medical event.

Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse event when, based upon appropriate medical judgment, they may jeopardize the physical health of the participant and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

Site

The locations where trial-related activities are actually conducted by an Investigator.

Study Synopsis

The details of the trial are contained in Synopsis dated 17.06.2012.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 3 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

Trial

The clinical trial known as Protocol-No VB-201-079 will be conducted according to the Protocol.

Trial Drug

An Investigational Medical Product (“Investigational Product”) as defined in Art. 2 lit. d) Directive 2001/20/EC and therefore including all products used in a clinical trial, no matter if it is just a placebo or a reference product.

All technical words not defined above shall match ICH-GCP standards and therefore be defined according to the Note for Guidance on Good Clinical Practice (CPMP/ICH/135/95) from July 2002.

Art. 2

Scope of Agreement

2.1	The agreement consists of this Clinical Trial Agreement (“Agreement”) and the following Appendices:

a.	Appendix 1: Time Schedule

b.	Appendix 2: Financial Provisions

c.	Appendix 3: Distribution of Investigational Product

d.	Appendix 4: Cost Estimate of INSTITUTION from 31.07.2012 (incl. separate lab offer from 13.07.2012)

2.2	The Parties agree that the performances under this Agreement will be made according to all applicable laws, rules, and regulations. The terms of the Protocol and the ICH-GCP Guidelines which by definition are no laws, are expressly considered terms of this Agreement, and therefore will be obeyed by the Parties.

2.3	Each party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control and supervision of the other party hereto and nothing in this Agreement shall be read to create any agency, partnership, joint venture, trust or other fiduciary relationship between the parties.

2.4	Should there be any inconsistency between the Protocol and the other terms of this Agreement, or any other document incorporated therein, the terms of this Agreement shall prevail.

2.5	In the event of any substantial amendments being made to the Protocol, the amendments shall be signed by the Principal Investigator of each site and shall be implemented by the research staff as required by the INSTITUTION after trial authorization for the amendments.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 4 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

Art. 3

Obligations

3.1	No Party hereunder shall commit any acts that would cause another Party to be in violation of applicable legislation, especially but not limited to applicable anti-bribery / anti-corruption laws. The INSTITUTION certifies that it has not and will not use in any capacity in connection with this Agreement the services of any individual, corporation, partnership, or association which has been debarred, excluded, or disqualified from participation in clinical investigations under any applicable laws, regulations, or guidance. In the event that the INSTITUTION receives notice of the debarment or threatened debarment, exclusion or disqualification or threatened disqualification, of any individual, corporation, partnership or association providing services to the INSTITUTION, which relate to the Investigator’s activities under this Agreement, the INSTITUTION shall notify the SPONSOR immediately.

3.2	The INSTITUTION represents and warrants that it has obtained, and will maintain throughout the term of this Agreement, all governmental or regulatory approvals, licenses, registrations and insurances that may be required to complete the Trial, and that it has full right, power and authority to perform its obligations hereunder and to grant the rights set forth herein.

3.3	The INSTITUTION shall not during the term of this Agreement conduct any other trial which would adversely affect the ability of the INSTITUTION to perform their obligations under this Agreement.

3.4	The estimated schedule is written down in Appendix 1.

3.5	The specific trial performance by INSTITUTION is set out in the Cost Estimate under Appendix 4.

3.5.1	The INSTITUTION will organize the Trial on behalf of the SPONSOR in the following countries: Germany and Spain, or as other countries as shall mutually agreed between the Parties. There shall be approx. 180 patients enrolled for the entire Study, meaning planned twelve to fourteen (12-14) sites in Germany, four to six (4-6) sites in Spain, having approximately ten (10) patients each. According to the internal competitive aspect of the Trial recruitment in a country, the INSTITUTION will notify any Investigator in writing when the total enrolment number is reached and therefore the enrolment of new subjects shall be stopped. Any change to the numbers of subjects enrolled or the period of enrolment requires the prior written approval by SPONSOR.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 5 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

3.5.2	Subcontracting:

3.5.2.1	The INSTITUTION will sub-contract on behalf of the SPONSOR:

i.	other Investigators and/or Sites in Germany; these sub-contracts will be made in German and be bound by German Law as it is required by national law.

The Corresponding Investigator under German Law (Leiter Klinische Prüfung, “LKP”) will be Professor Ulrich Mrowietz from the University of Kiel, Germany.

The SPONSOR will execute an agreement directly with Professor Mrowietz solely in his capacity as Coordinating Investigator. INSTITUTION has no right under this Agreement, to set-up a special service agreement with LKP covering all LKP-duties and costs, independent from Site contract.

The Corresponding Investigator under Spanish Law will be Lluis Puig, MD from Hospital de la Santa Creu i Sant Pau, Barcelona, Spain.

The SPONSOR will execute an agreement directly with Dr. Puig solely in his capacity as Coordinating Investigator. INSTITUTION has no right under this Agreement, to set-up a special service agreement with Dr. Puig covering all Corresponding Investigator-duties and costs, independent from Site contract.

ii.	a central lab in; these sub-contracts will be made in English and be bound by German Law as it is required by national law.

iii.	an entity managing pharmacovigilance; these sub-contracts will be made in English and be bound by German Law as it is required by national law.

iv.	if necessary, other CROs in Spain (namely SCIderm HISPANIA S.L., C/Bailén 20, 3° 3[a]; 08010 Barcelona,which will contract local iInvestigators and/or Sites; these sub-contracts will be made in English, and the CROs will sub-contract Sites and Investigators in English, if possible, otherwise in local language.

v.	a provider for hosting of eCRF; these sub-contracts will be made in English, if possible.

vi.	In the event that an agreement shall not be executed in English, the INSTITUTION shall provide the SPONSOR with a translated copy on expense of SPONSOR of the draft agreement for the SPONSOR’s review for negotiation purposes, and a translated copy of the executed agreement.

3.5.2.2	The INSTITUTION is responsible for selecting and contracting vendors, Sites/Investigator, central lab and data host, provided that the INSTITUTION shall submit for the SPONSOR’s prior review and approval any such sub-contractors and following the SPONSOR’s approval, shall provide to the SPONSOR the draft agreement for review and comments.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 6 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

3.5.2.3	Subject to section 3.5.2.2 above, with signatures under this Agreement SPONSOR grants power of attorney to INSTITUITION to select and sub-contract CROs, sites and investigators subject to the SPONSOR’s approval. With termination of this Agreement according to Art. 6, the power of attorney ceases.

3.5.2.4	Notwithstanding, the INSTITUTION has the right to sub-contract in its own name entities other then the above mentioned sub-contractors, to fulfill own duties hereunder, as long as these comply with all rules and legal obligations and subject to the SPONSOR’s approval.

3.5.2.5	The INSTITUTION will ensure that sub-contractors are made aware of and acknowledge the obligations applicable to such sub-contractors according to this Agreement including without limitation confidentiality, Intellectual property rights and publications and the INSTITUTION shall remain liable for such sub-contractors compliance with such obligations.

3.5.3	Conduct of Sites and Investigators

3.5.3.1	The SPONSOR ensures that the Investigational Product will be supplied to the Sites/Investigators free of charge.

3.5.3.2	The INSTITUTION is responsible for the clearing process to start the supply. The INSTITUTION will clear a shipment only after:

i.	approval of local Ethic Committees and Competent Authorities has been reached,

ii.	the Investigator has given a signed copy of the protocol to INSTITUTION,

iii.	the Investigator has given a recent, signed Curriculum Vitae (CV) to INSTITUTION

iv.	the Site/Investigator has signed a Clinical Study Contract (CSA) with INSTITUTION

v.	the Site was successfully initiated (Initiation Visit)

3.5.3.3	The INSTITUTION ensures that the Investigational Product is properly recorded, handled, stored and dispensed to the trial subjects only and in accordance with the Protocol and applicable laws and regulations. The Investigational Product, medical equipment or supplies provided by or in the name of the SPONSOR shall not be used for any other purpose than the trial and shall remain the SPONSOR’s property.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 7 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

3.5.3.4	The INSTITUTION ensures that the Investigators at each Site hold the necessary registration and have the necessary expertise, time and resources to perform the clinical trial (especially meaning the use of eCRF) and will ensure that the Investigators are made aware of and acknowledges the obligations applicable to the Investigator set out elsewhere in this Agreement.

3.5.3.5	The INSTITUTION respects the applicable legal obligations concerning the anonymity of the subjects, and warrants that the Sites and Investigators will do the same.

3.6	The INSTITUTION will keep SPONSOR informed upon request by SPONSOR. The INSTITUTION will keep SPONSOR regularly informed every one to two (1-2) weeks in writing and via teleconference about the status of the Trial, especially with regard to the recruitment of subjects. In order to do that the INSTITUTION will obligate the Sites and Investigators to regularly inform the INSTITUTION about the status of the Trial, especially with regard to the recruitment of subjects.

3.7	In the event an Investigator becomes either unwilling or unable to perform the duties required, INSTITITION and Investigator will cooperate, in good faith and expeditiously, to find a replacement Investigator acceptable to the SPONSOR; however, Investigator shall continue to be bound by all obligations and conditions stipulated in section 6.4.7 of this Agreement.

3.8	Record keeping

3.8.1	After the last close-out visit in investigational Sites located in each country, the local TMF of the study is sent to SPONSOR where the TMF is closed and archived. INSTITUTION shall archive all records required to be maintained in accordance with the Study Protocol and under applicable laws, regulations, and guidance.

3.9	Audit and inspection

3.9.1	The INSTITUTION will permit Trial-related audits by auditors mandated by SPONSOR, and inspections by domestic or foreign regulatory authorities, after reasonable notice. The main purposes of an audit or inspection are to confirm that the rights and well-being of the enrolled subjects have been protected, and that all data relevant for the evaluation of the Investigational Product have been processed and reported in compliance with the present Agreement, the Trial Protocol, any amendments and any Trial-related instructions given by the SPONSOR, as well as all ICH GCP, EU, and applicable regulatory requirements. The INSTITUTION will provide direct access to all Trial documents and makes sure that this obligation is respected by Sites and Investigators.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 8 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

3.9.2	The INSTITUTION shall notify SPONSOR immediately, but in no case more than twenty-four (24) hours after, if the EMA or any other regulatory authority inspects, requests an inspection, makes written, or oral inquiries regarding any aspect of Institute’s activities pursuant to this Agreement, or requests the suspension, termination or material alteration of the Study Protocol. The INSTITUTION shall notify SPONSOR immediately, but in no case more than twenty-four (24) hours thereafter, upon learning of any violation or deficiency noted by EMA or any other regulatory agency.

3.9.3	The INSTITUTION shall immediately take appropriate action to address any violations or deficiencies identified by the EMA or other regulatory authority during such inspection and shall keep SPONSOR informed of its efforts to address any violations or deficiencies.

3.9.4	Where any regulatory authority has objective grounds for considering that the conditions in the request for authorization of the Study are no longer met or has information raising doubts about the safety or scientific validity of the Study Protocol (and can, accordingly, suspend or prohibit the Study), the INSTITUTION shall, if permitted by the regulatory authority, deliver its, or his or her, opinion in accordance with Article 12 (1) of Directive 2001/20/EC.

3.9.5	The INSTITUTION shall provide SPONSOR with a copy of all correspondence between them and the EMA or any regulatory authority pertaining to activities undertaken pursuant to this Agreement, purged only of confidential information that is unrelated to the activities under this Agreement.

3.10	Reporting

3.10.1	The INSTITUTION shall fully comply with adverse event provisions of the Protocol and make sure all participating Sites and Investigators do the same. In the event of any omission of or in such provisions or in the event of the conflict of such provisions with the local Regulations, then the local regulations shall apply in relation thereto.

3.10.2	The INSTITUTION ensures that the duties of reporting according to the protocol will be obeyed by the Investigators and Sites.

3.10.3	The INSTITUTION shall also inform any other investigators involved in the Study under INSTITUTION´s attendance of all SUSARs.

3.10.4	In the case that the INSTITUTION has been wrongly informed of a AE/SAE/SUSAR by the Investigators and/or Sites instead of the responsible person described in the Protocol, the INSTITUTION shall report the SAE to the entity responsible for reporting within a maximum of twenty-four (24) hours of first knowledge by itself, and shall report all Adverse Events and/or laboratory abnormalities identified as critical to safety evaluations to SPONSOR according to the reporting requirements. The INSTITUTION shall keep detailed records of all Adverse Events which are reported to it. These records shall be submitted by the INSTITUTION to SPONSOR or the relevant competent authority(ies), upon request.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 9 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

3.10.5	Following the ICH-GCP 4.11.1 (Safety Reporting), 5.16.2 (Safety Information) and 5.17 (ADR Reporting) and the relevant provisions of Directive 2001/20/EC, SPONSOR will inform INSTITUTION of any Suspected Unexpected Serious Adverse Reaction (SUSAR, as defined in Directive 2001/20/EC) occurring in any other trial involving VB-201 and INSTITUTION will forward it according to local laws and regulations to Competent Authorities, Sites, and Investigators.

3.11	SPONSOR Responsibilities

3.11.1	The INSTITUTION´s employees data and the Investigator’s personal data are processed by SPONSOR in accordance with the applicable data protection laws for the purpose of complying with clinical practice regulations and for answering requests from the authorities. These data can be transmitted and processed under the responsibility of SPONSOR for the same purpose.

3.11.2	The SPONSOR is responsible for holding in each of the performing countries separated insurance coverage, as required by applicable legislation. INSTITUTION will help the SPONSOR select and arrange insurance coverage for damages to Clinical Trial Subjects resulting from the Clinical Trial.

3.11.3	SCIDERM warrants and declares that it has sufficient professional liability coverage.

3.11.4	Notwithstanding the SPONSOR’s obligation to maintain Clinical Trials Insurance as provided under the respectively applicable Law, the INSTITUTION is responsible that all Investigators and Sites maintain adequate medical practice and/or other insurance to cover its obligations hereunder.

3.11.5	SPONSOR is responsible for labeling and distribution of Investigational Product (incl. placebo).

3.11.6	SPONSOR is responsible to contract with the Coordinating Investigator (LKP) of the Study (see Art. 3.5.2.1)

CTA (engl.) ß10.6 (SCIderm/VBL)	page 10 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

Art. 4

Liability and Indemnification

4.1	INSTITUTION Liability & Indemnity

4.1.1	The INSTITUTE shall compensate SPONSOR for any and all losses and claims caused by breach of this Agreement by the INSTITUTE or the Sites/Investigators.

4.1.2	The liability of the INSTITUTION, its officers, employees and designees, Sites, and Investigators towards SPONSOR (i) with respect to the grounds of a claim shall be limited to damages caused by gross negligence or deliberate acts, and (ii) with respect to the scope of damages in case of gross negligence shall be limited to the value of the agreement. The aforementioned limitations of liability shall not apply in cases of compulsory liability (strict product liability), and damages occurring through the infliction of bodily harm (injuries or death). These limitations shall also not apply in case of infringement of major duties (e.g. documentation and reporting duties).

4.1.3	The INSTITUTION agrees to indemnify and hold the SPONSOR and its officers, directors, employees and agents harmless from liability for any claim, demand or lawsuit arising out of any willful or negligent act or failure to act of Institution or any Investigator and/or any failure to comply with, (i) applicable law, rules and regulations, (ii) the terms of this Agreement, (iii) the Protocol or (iv) written instructions provided by SPONSOR including without limitation in instructions of the administration of the Investigational Product or (v) the use of reasonable medical judgment in the administration of the Investigational Product or (vi) the generally accepted standards of the medical community.

4.1.4	The INSTITUTION shall have no obligation of indemnification hereunder for any loss or damages arising out of the gross negligence or willful misconduct or failure to act of SPONSOR in connection with the conduct of the Study. This does not count for bodily damages.

4.1.5	The indemnification by the INSTITUTION is expressly conditioned upon adherence by the SPONSOR and its officers, directors, employees and agents in all respects to this Agreement and the respective Protocol as well as compliance with all applicable regulations and requirements of the EMA, local regulations which may apply and instructions provided by SPONSOR.

4.2	The Parties acknowledge that the liability for the Investigational Product lies with the SPONSOR and/or the Marketing Authorization Holder (MAH).

4.3	INSTITUTION holds adequate comprehensive general liability and property insurance for CRO activities and medical activities.

4.4	If any third party should make a claim against the SPONSOR, the INSTITUTION, a Site or an Investigator, arising—whether directly or indirectly—as a result of this Clinical Trial, then the Parties agree to notify each other immediately after becoming aware of such a claim.

4.5	The Parties shall provide each other with such assistance as it may reasonably require conducting and handling such a claim.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 11 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

Art. 5

Financial Provisions

5.1	In consideration of the services rendered hereunder and named in Appendix 4, SPONSOR shall pay a budget described in Appendix 2. The INSTITUTION will be responsible to pay the Sites and Investigators.

5.2	All payments will be made by SPONSOR according to Appendix 2. Invoices shall include the Reverse Charge Method, according to tax law, if possible, otherwise plus (VAT). The Sponsor shall make payments only upon receipt of a valid Tax Residency Certificate from the INSTITUTION’s Tax Authority.

5.3

[***]

5.4	In the event that agreed amendments to the Protocol require changes to the Clinical Trial financing arrangements, an amended financial schedule will be signed by the Parties.

Art. 6

Term and Termination

6.1	This Agreement commences on the Effective Date and shall continue in force until completion of the clinical trial (close-out of the sites and completion of the obligations of the Parties under this Agreement), until termination of the Study or until early termination in accordance with this article.

6.2	The Parties acknowledge the sole right of the SPONSOR to terminate the Study without the requirements of any special reason.

6.3	Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect if justified by a legitimate reason. Such a legitimate reason is given, but not limited to, if the other Party (the “Defaulting Party”):

CTA (engl.) ß10.6 (SCIderm/VBL)	page 12 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

6.3.1	is in breach of any of the Defaulting Party’s obligations hereunder (including a failure without just cause to meet a Timeline) and fails to remedy such breach where it is capable of remedy within thirty (30) days of a written notice from the Terminating Party specifying the breach and requiring its remedy.

6.3.2	becomes or is declared insolvent or a petition in bankruptcy has been filed against it.

Or, in the event that;

6.3.3	the authorization and approval to conduct the trial is withdrawn by the relevant health authorities or EC.

6.4	Effect of Termination

6.4.1	Immediately upon receipt of a notice of termination according to Art. 6.2 or 6.3, the INSTITUTION shall stop all associated Sites and Investigators from entering potential participants into the Study and shall cease conducting procedures, to the extent legally, medically, and ethically permissible, on participants already entered into the Study.

6.4.2	In cases of termination by the SPONSOR following Art. 6.2 or in cases of early termination by SPONSOR following Art. 6.3 and subject to an obligation on the INSTITUTION to mitigate any loss, SPONSOR shall pay all costs incurred and falling due for payment up to the date of termination.

6.4.3	If the early termination according to Art. 6.3. is justly declared by SPONSOR because of a willful breach of contract by INSTITUTION, the INSTITUTION only gets payment for the Services rendered until the termination date, which were conducted according to this Agreement, and which are from interest to the SPONSOR.

6.4.4	If the Study is discontinued for any reason it is agreed that the amounts paid or payable under this Appendix 2 shall be prorated based on actual work duly performed pursuant to the Protocol in accordance with the explanations made hereunder. Any funds not due under this calculation, but already paid, shall be returned to SPONSOR, within thirty (30) days of the date of termination of the Study.

6.4.5	In cases of termination according to Art. 6.1, 6.2, or 6.3, the INSTITUTION shall immediately deliver to SPONSOR on SPONSORS expense all Confidential Information, all records for the Study produced and any other unused materials and Investigational Product provided to the INSTITUTION, Site, and/or the Investigator pursuant to this Agreement and ensures that the Sites and Investigator comply with this clause.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 13 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

6.4.6	Within ninety (90) days of the end of the Study the INSTITUTION shall notify the relevant competent authority(ies) and IRB/EC that the Study has ended. If the clinical trial is terminated early, this period shall be reduced to 15 days and the INSTITUTION shall provide clear explanations for the early termination to the relevant competent authority(ies) and IRB/EC.

6.4.7	Sections 4, 6, 7, 8, 9, 11.1, 11.3, and 11.6 shall survive the termination or expiration of this Agreement.

Art. 7

Confidentiality

7.1	The INSTITUTION shall keep confidential any and all information and data concerning SPONSOR`s business or its activities (including reports and information as well as all clinical data about the Study or its progress produced by the INSTITUTION within the framework of this Agreement), or information obtained that may come to the knowledge of the INSTITUTION, its personnel or appointed representatives prior, during or in connection with the execution of this Agreement (“Sponsor’s Confidential Information”). The INSTITUTION shall use SPONSOR’s Confidential Information solely for the purpose of this Agreement. For the avoidance of any doubt, the Protocol, the Investigational Product, the Study results, and the Inventions (as defined below) shall be considered the Sponsor’s Confidential Information.

7.2	SPONSOR shall keep confidential any and all information and data concerning the INSTITUTION`s business or its activities (including information produced by SPONSOR within the framework of this Agreement) or information obtained that may come to the knowledge of SPONSOR, its personnel or appointed representatives prior, during or in connection with the execution of this Agreement, and is not considered Sponsor’s Confidential Information.

7.3	Neither Party shall divulge or reproduce such data and information obtained under Art. 7.1 and 7.2 or make the same available to Third Parties in any other way without the other Parties prior written consent.

7.4	The obligations referred to in Art. 7.1., 7.2., and 7.3 shall not apply insofar as the data and information:

i.	Were demonstrably already in the Party`s possession at the time that the other Party provided the data and information to the first one.

ii.	Were known in the public domain or subsequently enter into the public domain through no fault of the other Party or any of its sub-contractors, Sites or Investigators, which obtains the data and the information.

iii.	Were disclosed to the obtaining Party by a third Party, who was entitled to provide the data and information, without an obligation to secrecy.

iv.	Were developed by or for the Party independent of disclosure hereunder as evidenced by that Party`s written records.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 14 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

v.	Were required by law pursuant to an appropriate legal order by a court or government agency having the authority to compel such disclosure. Provided, however, that recipient shall provide discloser with prompt prior written notice thereof and any commercially reasonable assistance to enable the discloser to seek a protective order or otherwise prevent or contest such disclosure.

7.5	The Non–Disclosure Agreement executed between the parties on February 14th, 2012 is void, and replaced by this Section 7.

Art. 8

(Intellectual) Property Rights

8.1	Investigational Product

The Investigational Product is owned by the SPONSOR.

8.2	Property Rights & Inventions

8.2.1	Inventions or discoveries whether or not patentable, processes, trade secrets, data, improvements, and/or patents relating to the Investigational Product or otherwise arising from the Study, conceived, generated, developed or first reduced to practice, as the case may be, during the term of this Agreement (hereinafter called “Inventions”), either by the INSTITUTION, Sites, Investigator or any other Sub-Contractor shall be the property of the SPONSOR.

8.2.2	All materials submitted to INSTITUTION from SPONSOR (formulas, etc.) are owned by SPONSOR.

8.3	Claims to Employee’s Inventions

8.3.1	The SPONSOR acknowledges that INSTITUTION and any sub-contractor in Germany may be bound by the German Employee Inventions Act (Arbeitnehmererfindungsgesetz – ArbNErfG) for any inventions made by an employee.

8.3.2	In case of an employee’s invention under the ArbNErfG, INSTITUTION assigns all of its rights under §§ 5 ff. ArbNErfG to the SPONSOR. INSTITUTION is responsible that the notification of such an employee´s invention will be made to SPONSOR properly. If the SPONSOR claims the Invention according to § 6 ArbNErfG, it shall indemnify the employee-inventor according to § 9 ArbNErfG.

8.3.3	INSTITUTION will make sure, that such an article as Art. 8.3.2 will be included in every Clinical Study Agreement (CSA) with a Site in Germany in order to protect the right of the SPONSOR.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 15 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

8.4	Intellectual Property Rights

8.4.1	All intellectual property rights and know how owned by or licensed to any of the Parties prior to the date of this Agreement are and shall remain the property of that Party.

8.4.2	The SPONSOR shall own the intellectual property rights and know how arising directly or indirectly from the clinical trial relating to the Investigational Product (including but not limited to its formulation and use alone or in combination with other drugs) or the Protocol to which INSTITUTION, Sites and/or Investigators are able to dispose of according to the applicable laws and regulations of each country, but excluding any clinical procedure and improvements thereto that are clinical procedures established at a Site which are not related to the Investigational Product.

8.4.3	The INSTITUTION will promptly inform SPONSOR of any Invention or discovery arising directly from the Clinical Trial, and assign its rights in relation to all intellectual property rights and know how, and provide reasonable assistance to the SPONSOR in filing or prosecuting intellectual property rights, at the expense of the SPONSOR. The INSTITUTION shall disclose all own Study relating Inventions to the SPONSOR.

Art. 9

Publication

(a)	The parties understand and agree that participation in the Study will involve a commitment to publish the data from the Study in a cooperative publication with other Investigators participating in the Study prior to publication or oral presentations on an individual basis. Each Site conducting the Study may publish the results of the Study at the Site (without raw data, detailed patient CRFs, or patient identification) in any scientific journals, manuscripts or at scientific meetings after such cooperative publication, or latest twenty-four (24) months after SPONSOR`s final evaluation of all the Study data from all Sites, whichever occurs first, subject to compliance with the provisions of this Article below. It is further agreed by the Parties that SPONSOR is entitled to request the Site of a delay of such publication due to SPONSOR`s business or operational reasons.

(b)	The release or publication by the Site of any publication or presentation as aforesaid, shall be subject to the prior written consent of Sponsor. INSTITUTION and SPONSOR expressly acknowledge the fundamental interest of the Sites and the Investigators in a potential scientific publication and warrant not to restrict any such publication inequitably, but only on good grounds, including without limitation to protect its Confidential Information, to enable it to seek patent protection or to protect patient’s rights.

(c)	Each publication or presentation will adequately acknowledge and appropriately reflect the contribution of the Investigators, Researchers and/or Employees of each SPONSOR and INSTITUTION and/or the source of the information included therein, in accordance with customary scientific practice.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 16 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

(d)	Consent granted by SPONSOR in respect of any particular publication or presentation shall not be deemed to be consent to any other publication or presentation.

(e)	At least ninety (90) days prior to submitting a manuscript to a publisher or other outside persons (i.e., reviewer(s)) or prior to any public presentation, a copy of the abstract, manuscript, or presentation will be provided to SPONSOR by the Site for review and comment. SPONSOR shall have said ninety (90) day period to respond to the site with comments. If requested to do so by SPONSO, the Site shall remove from the manuscript any Confidential Information prior to submitting the manuscript for publication.

§ 10

Data safety

10.1	With signing this Agreement the Parties agree that all the relevant personal and non-personal data will be saved on the internal database, and that this data will be used to perform the services rendered hereunder. This data can be submitted to third parties if necessary. This data shall be used only for the following purposes:

•	administration of study

•	submission to competent authorities, local authorities and/or ethics committees

•	internal data management

10.2	If personnel are required to submit personal data of employees, the submitting Party warrants that the employees who submit the data and/or work with the date know their duty to keep this data confidential. This is achieved by letting them sign a Confidential Agreement or by such a clause in the employment contracts.

Art. 11

Miscellaneous

11.1	The present Agreement is governed by laws of the plaintiff, like all other disputes that may arise out of the business connection between the Parties.

11.2	If any of the provisions of this Agreement are held to be rendered void or unenforceable, the Parties agree that the same shall not result in the nullity or unenforceability of the remaining provisions of this Agreement.

11.3	All disputes, controversies or claims arising out of or in connection with this Agreement and which cannot be settled amicably between the parties shall be settled according to the with the International Chamber of Commerce (“ICC”) Arbitration Rules as at present in force and shall be held at London England by an arbitrator. The appointing authority shall be the ICC acting in accordance with the Rules adopted by the ICC for this purpose. The award of such arbitration shall be final and binding on the parties hereto. The language of such an arbitration is English.

11.4	All Changes to the present Agreement have to be in writing. This holds true also for this clause.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 17 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

11.5	This Agreement is drawn up in the English language, which is exclusively authentic. Said language shall be the respective binding and controlling language for all matters pertaining to its meaning or interpretation.

11.6	The SPONSOR shall be a third-party beneficiary of this Agreement and may directly enforce the provisions of this Agreement relating to SPONSORS’s rights and interests, including SPONSOR’s rights and interests in the Inventions and its confidential and proprietary information.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Signature SPONSOR

9-9-12	/s/ Dror Harats
Date	CEO

Signature INSTITUTION

31-08-2012	/s/ Ina Zschocke
Date	Managing Director

CTA (engl.) ß10.6 (SCIderm/VBL)	page 18 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

[***]

CTA (engl.) ß10.6 (SCIderm/VBL)	page 19 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

APPENDIX 2

FINANCIAL PROVISIONS

The payments listed below represent all Study costs for services named in Appendix 4.

1.	Compensation of INSTITUTION

1.1	Compensation for the Professional Service Fees (with Study Performance, Additional Examinations, and Additional Expenses) of [***] (including PTC) equalling [***] without PTC will be paid by SPONSOR to INSTITUTION based on an Activity Based Costing (ABC) according to the following schedule upon receipt of an invoice by wire transfer within 30 days to the bank account stated under Art. 5.3:

[see table on page 21, 22, 23, and 24]

SPONSOR will pay an [***] as a so called “handling fee” to the amount of each invoice, covering all additionals not included under 1.2 and 1.3, such as printing, scanning, copying, and transport of study documents, phone calls with CA, EC, and Sites/Investigators, and accounting fees.

The INSTITUTION will inform SPONSOR up front, if the compensation described above will be exceeded. Then the Parties will negotiate a solution. But, without such notice, no extra costs to the budget will be paid.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 20 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

[***]

CTA (engl.) ß10.6 (SCIderm/VBL)	page 21 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

[***]

CTA (engl.) ß10.6 (SCIderm/VBL)	page 22 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

[***]

CTA (engl.) ß10.6 (SCIderm/VBL)	page 23 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

[***]

Commentary:

(1)	All remuneration is subject to actual services performed during each quarter (pro rata temporis payment) until reaching maximum amount of each quarter stated hereunder.

(2)	This Deliverable means: Database Transfer, as receipt of Data (but latest 2 weeks after Database Lock)

(3)	This Deliverable means: Receipt of Final Study Report (but latest 6 weeks after receipt of Draft Study Report)

CTA (engl.) ß10.6 (SCIderm/VBL)	page 24 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

1.2	All additionals will be paid according to the following rates (see below):

1.2.1	Additional expenses crucial to the services rendered hereunder will be paid on a time and material basis, e.g. but not limited to

•	Fees at national Competent Authorities,

•	Fees at national Ethic Committees,

•	Fees at federal Local Authorities (Germany),

•	Fees at other Authorities,

•	Fees for Licenses (e.g. DLQI etc.)

1.2.2	Any additional services asked by SPONSOR via email, mail, or fax in addition to Art. 3, Appendix 2 and 4 will be paid according to the hourly rates listed for each expert under Appendix 4.

1.2.3	For necessary travel costs for CRAs, Monitors etc.:

[***]

1.3	All additional examinations (for laboratory) will be paid on a time and material basis according to separate offer from 31.07.2012.

1.4	Invoices shall be made at the end of a quarter and include the Reverse Charge Method, according to tax law, if possible, otherwise plus (VAT).

All sums are in EURO. If an exchange rate needs to be set up, the exchange rate shall equal the average to the exchange rates, listed in the Wall Street Journal, for five (5) preceding business days including the date of payment.

2.	Compensation of Site/Investigator

2.1	The compensations of sites/investigators are PTC and will be invoiced and paid on a time and material basis according to the following provisions by SPONSOR.

2.2	The INSTITUTION compensates the Sites/Investigators in the countries in which it conducts the study by wire transfer within 30 days after receipt of invoice by them. SPONSOR compensates the INSTITUTION by wire transfer within 14 days after receipt of the invoice by the INSTITUTION.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 25 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

2.3	The amount of remuneration of a Site/Investigator for execution of this Agreement shall be based on the number of patients properly enrolled into the Study (meaning: being randomized) in relation to whom the full program of the Study, defined in the Protocol, was carried out. The payment is due, at the end of the last visit of a patient and depending on the proper documentation (eCRF), which has been controlled by the Monitor.

A Screen Failure Subject Participant is a potential participant who has signed an ICF but has failed to satisfy the inclusion and/or exclusion criteria or was not enrolled in the Study for other reasons. An Investigator will receive payment for a maximum of two (2) screen failures during the study at a rate of [***] per screen failure (plus the patient refund).

If a subject does not complete the Clinical Trial then partial payment will be made based on the number of visits completed according to the following schedule (prices without VAT):

2.3.1	[***]

Invoices shall include the Reverse Charge Method, according to tax law, if possible, otherwise plus (VAT). All sums are in EUR.

Unless otherwise agreed in writing by SPONSOR, the INSTITUTION shall make no payment for participants whom the Investigator entered into the Study in violation of the Protocol (i.e. the participant is not an Eligible Participant).

2.4	[***] to each Investigator compensation under 2.3 will be paid, if a site insists on such a fee and after SPONSOR has given written approval of such a payment. The SPONSOR acknowledges that such fees are mostly obligatory for governmental sites, such as universities or federal hospitals.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 26 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

[***]

2.6	The Sites will get an advertising-fee up to [***] due at conclusion of contract for becoming acquainted with protocol, attending necessary training, performing pre-study and initiation visits.

2.7.	All non mentioned costs are already included within the rates under this 2. Section.

3.	Patient Compensation / Patient Travel Expenses

3.1	The compensations of patients are PTC and will be invoiced and paid on a time and material basis according to the following provisions by SPONSOR.

3.2	The INSTITUTION compensates the national Sites/Investigators which compensate the patients first. The Sites/Investigators shall pay the patients at the end of the Study or by the time of drop-out. The INSTITUTION compensates the national Sites/Investigators within 30 days after receipt of invoice. SPONSOR compensates the INSTITUTION within 14 days after receipt of the invoice.

3.3	The patient receives a refund of max. [***] per capita. The refund includes [***]. If a subject does not complete the trial then the patient’s compensation will be all inclusive [***] for every performed visit. The payment of refund has to be documented and signed by the Site/Investigator.

4.	Return of Funds Upon Early Termination

If the Study is discontinued for any reason it is agreed that the amounts paid or payable under this Appendix 2 shall be prorated based on actual work duly performed pursuant to the Protocol in accordance with the explanations made hereunder. Any funds not due under this calculation, but already paid, shall be returned to SPONSOR, within thirty (30) days of the date of termination of the Study (see Art. 6.4.4).

CTA (engl.) ß10.6 (SCIderm/VBL)	page 27 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

APPENDIX 3

Distribution of Investigational Product

SPONSOR is responsible for producing, labeling, and distributing Investigational Product (incl. placebo).

It is planned, that SPONSOR will contract a third party which will take over the responsibilities of labeling and distributing the Investigational Product (incl. placebo) in Germany and Spain.

INSTITUTION will take no part in the agreement between SPONSOR and Distributor.

Selected distributor will be the GMP-Unite AMATSI, with business offices at 17, parc des Vautes, 34980 Saint Gély de Fesc, France.

SPONSOR, INSTITUTION, and Distributor will work together, to set-up a distribution plan, which will be part of the Protocol VB-201-079 and submitted to all participating CROs, Sites, and Investigators. The responsibility of setting up this distribution plan lies within the SPONSOR.

CTA (engl.) ß10.6 (SCIderm/VBL)	page 28 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].

APPENDIX 4

Cost Estimate from 31.07.2012 (incl. separate lab offer from 13.07.2012)

(The cost estimate follows attachment with its original numeration – separate lab offer follows behind CE with its original numeration)

CTA (engl.) ß10.6 (SCIderm/VBL)	page 29 of 29

Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request and are indicated by [***].